EXHIBIT NO. EX-99.i.1

                                                                January 30, 2002



Coudert Brothers LLP
1114 Avenue of the Americas
New York, New York 10036


Re: GAM Funds, Inc.


Ladies and Gentlemen:

     We have acted as special Maryland counsel to GAM Funds, Inc., a Maryland corporation (the "Fund"), in connection with the Fund's filing of its Post-Effective Amendment No. 36 to its Registration Statement on Form N-1A, 33 Act File No. 2-92136; 1940 Act Registration No. 811-4062 (the "Registration Statement"), and the Fund's future issuance of shares of the various funds, classes and subclasses that it offers as set forth on Schedule 1 hereto (each a "Class" and, collectively, the "Shares").

     We have reviewed the Fund's Charter and Bylaws. We have examined the Prospectus and Statement of Additional Information (the "SAI") included in the Registration Statement, substantially in the form in which it is to become effective (the Prospectus and the SAI, collectively the "Prospectus"). We have further examined and relied on a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Fund is duly incorporated and existing under the laws of the State of Maryland and in good standing and duly authorized to transact business in the State of Maryland.

     We have also examined and relied on such corporate records of the Fund and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

     Based on such examination, we are of the opinion that the Shares to be offered for sale pursuant to the Prospectus are, to the extent of the respective number of Shares of each Class authorized to be issued by the Fund in its Charter, duly authorized and, when sold, issued and paid for at their respective net asset values as contemplated in

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Coudert Brothers
January 30, 2002
Page 2

the Prospectus, will have been validly and legally issued and will be fully paid and nonassessable under the laws of the State of Maryland.

     This letter expresses our opinion with respect to Maryland law. However, it does not extend to the securities or "blue sky" laws of Maryland. We express no opinion with respect to federal securities laws or other laws of the United States, nor to the laws of any other jurisdiction.

     You may rely on our foregoing opinion in rendering your opinion to the Fund that is to be filed as an exhibit to the Registration Statement. This opinion may not be relied on by any other person or for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement. We do not thereby admit that we are "experts" within the meaning of the Securities Act of 1933 and the regulations thereunder.


                                            Very truly yours,


                                            /s/Venable, Baetjer and Howard, LLP
                                            Venable, Baetjer and Howard, LLP



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                                   SCHEDULE 1


GAM Global Fund
GAM International Fund
GAM Pacific Basin Fund
GAM Japan Capital Fund
GAM Europe Fund
GAM American Focus Fund
GAMerica Capital Fund
GAM American Focus Long/Short Fund





Each above fund offers Class A, Class B, Class C, and Class Y Shares.
Class B Shares of each above fund include Sub-Class B-1, Sub-Class B-2, Sub-Class B-3 and Sub-Class B-4 Shares.

GAM Global Fund, GAM International Fund, and GAM Pacific Basin Fund also offer Class D Shares.